Exhibit 99.1

News Release

HUB INTERNATIONAL NAMES DENNIS PAULS TO LEAD HUB ONTARIO

CHICAGO, August 8, 2006: Hub International Limited (NYSE:HBG) (TSX: HBG) announced today that Dennis J. Pauls, who has served as the company’s Chief Financial Officer for over six years, has been named president and chief executive officer of Hub International Ontario Limited (“Hub Ontario”), one of the company’s regional hubs. Pauls will assume his new role on September 5, 2006. Hub International will immediately begin the process of identifying a candidate to replace Mr. Pauls as CFO. In the meantime, Pauls will continue to serve as CFO of the company.

“Ontario is one of the leading markets in Canada and continues to be a great opportunity for our growth,” said Martin P. Hughes, chairman and chief executive officer of Hub International. “Dennis’ transition to the position of CEO of Hub Ontario not only reflects his development as a leader in our company, but also serves as a classic example of how we are putting our best people in our best opportunities. Obviously Dennis has mastered the meaning in the numbers,” Hughes continued. “But beyond that, he is uniquely qualified for the leadership role in Ontario because he understands our company and our values, he is a champion of our sales culture, he knows how to convert top line growth into profit, and above all, he understands that teamwork and collaboration are essential to building an organization that will be successful over the long term. All of our business stakeholders in Ontario – clients, markets and employees – are going to realize the benefits of Dennis’ move to Ontario.”

Pauls joined Hub International as CFO in 1999 after serving as CFO of one of the company’s founding brokerages. As CFO for Hub, Pauls has overseen financial reporting and information technology. He participated with other members of management in taking the company public in both Canada and the U.S. and has been instrumental in helping coordinate numerous financing transactions and the integration of over 120 acquisitions.

Hub Ontario has approximately 300 employees operating from 12 offices across Ontario, providing home, auto, life and commercial insurance, group benefits and other insurance and wealth management-related products and services. It is one of 16 regional hubs operated by Hub International.

Headquartered in Chicago, IL, Hub International Limited is a leading North American insurance brokerage that provides a broad array of property and casualty, reinsurance, life and health, employee benefits, investment and risk management products and services through offices located in the United States and Canada.

INVESTOR and MEDIA CONTACT:

W. Kirk James

Vice President, Secretary and

Chief Corporate Development Officer

Phone: 312.279.4881

kirk.james@hubinternational.com

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